Exhibit 99.2

M3-Brigade Acquisition V Corp. Announces Closing of $287.5 Million Initial Public Offering

NEW YORK, Aug. 2, 2024 /PRNewswire/ -- M3-Brigade Acquisition V Corp. (the “Company”), a special purpose acquisition company, announced today the closing of its initial public offering of 28,750,000 units, which includes 3,750,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full, at a price of $10.00 per unit. The units were listed on the Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “MBAVU” on August 1, 2024. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and public warrants are expected to be listed on the Nasdaq under the symbols “MBAV” and “MBAVW,” respectively.

The Company is sponsored by M3-Brigade Sponsor V LLC, a Delaware limited liability company, and is led by Mohsin Y. Meghji as the Executive Chairman of the Board of Directors and Matthew Perkal as Chief Executive Officer and Director. The Company is a newly organized blank check company formed in March 2024 for the purpose of effecting a merger, consolidation, capital stock exchange, share exchange, asset acquisition, share purchase, stock purchase, reorganization or business combination with one or more businesses.

Cantor Fitzgerald & Co. acted as the sole book-running manager for this offering. The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from:

•	Cantor Fitzgerald & Co, Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com

The registration statement relating to the securities became effective on July 31, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering, the search for an initial business combination and the anticipated use of the net proceeds. No assurance can be given that the search for an initial business combination will be completed on the terms described, or at all, or that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and final prospectus relating to the Company’s initial public offering filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by applicable law.

Contact:

M3-Brigade Acquisition V Corp.

c/o M3 Partners, LP

1700 Broadway

19th Floor

New York, NY 10019

T: 212-202-2200

www.m3-brigade.com

Investor Relations

Kristin Celauro (212) 202-2223